Exhibit 10.31

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ( Agreement”), dated effective as of September 24, 2013 (“Effective Date”), between KMG CHEMICALS, INC., a Texas corporation (the “Company”), with an office at 9555 West Sam Houston Parkway South, Houston, TX 77099 and Christopher T. Fraser (“Executive”), with an address at 9448 Bella Terra Drive, Fort Worth, TX 76126. In this Agreement, Company and Executive are sometimes called the “Parties,” or individually referred to as a “Party.”

WITNESSETH:

WHEREAS, the Company wishes to employ the Executive to perform executive duties for the Company and its subsidiaries (collectively “Company Group”), and the Executive wishes to accept such employment, all on the terms and conditions set forth below;

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations herein set forth, the Parties agree as follows:

1. Employment. The Company hereby employs the Executive under this Agreement as of the Effective Date to serve as President and Chief Executive Officer of the Company, and the Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2. Term of Employment. The term of employment under this Agreement shall be for the period commencing on the Effective Date and continuing until terminated, as provided herein (the “Employment Term”).

3. Duties.

(a) The Executive shall continue to perform such duties of an executive nature for the Company Group as may be assigned to him from time to time by the Board of Directors (the “Board”) and that are customarily performed by an executive holding the positions of, President and Chief Executive Officer of the Company. The Executive shall serve the Company Group faithfully and to the best of his ability and shall devote his full business time and attention to the affairs of the Company Group, subject to Section 3(b) and to reasonable absences for vacation and illness in accordance with then-current Company policy, and Disability. The Executive shall be subject at all times to the direction and control of the Board and during the term of this Agreement shall continue to be duly elected by the Board as President and Chief Executive Officer. The Executive shall give the Board periodic reports on and keep the Board informed on a current basis concerning the material business affairs of the Company Group.

(b) While Executive renders services to the Company, Executive will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company Group. The Company agrees that during the term of this Agreement the Executive may continue to provide consulting for Advent International and its affiliates, and may serve on the board of a private company affiliated with Advent International or in which it has an investment, directly or indirectly, but only where such consulting and service will not reasonably create a conflict of interest with the Company Group and does not exceed a mutually acceptable, reasonable time commitment. From time to time or upon request during the term of this Agreement, the Executive will provide the Board with reasonable confirmation that his activities for Advent International do not constitute a conflict of interest with the Company Group. The Executive will be permitted to (a) with the prior written consent of the Board act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, which consent shall not unreasonably be withheld, delayed or conditioned, as long as the Executive is not then serving on the board of a company affiliated or related to Advent International, such activities are disclosed in writing to the Board and there is no conflict of interest; and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth herein.

(c) By signing this Agreement, Executive confirms to the Company that he has no contractual commitments or other legal obligations that would prohibit Executive from performing his duties for the Company.

(d) The headquarters for the performance of the Executive’s duties during the term of this Agreement shall be the principal executive offices of the Company in Houston, Texas, subject to such reasonable travel as the performance of the Executive’s duties in the business of the Company Group may require.

(e) During the term of this Agreement the Executive shall, if elected, serve as a member of the Board of Directors of the Company and such other committees to which the Executive may be appointed, without any additional compensation.

4. Compensation. Compensation for all duties to be performed by the Executive hereunder shall limited to what is set forth in this Agreement and shall comprise the following (aside from Benefits and other consideration noted herein):

(a) Base Salary. The Company shall pay the Executive a base salary, payable in accordance with the Company’s normal payroll practices, at a rate per annum equal to a minimum of $625,000 in gross compensation (“Base Salary”), subject to the usual tax and other deductions required by law. After the initial year of this Agreement, Base Salary shall be reviewed annually by the Company on or before November 30, and Base Salary is subject to increase as may be appropriate in the discretion of the Board.

(b) Additional Compensation. As additional compensation, the Company shall grant Executive, upon Executive’s execution of this Agreement, 50,000 shares of Common Stock of the Company, which shall immediately vest upon execution of this Agreement, and shall be issued pursuant to the 2009 Long-Term Incentive Plan. In addition, the Executive shall receive a total of 100,000 restricted shares of Common Stock of the Company that shall be granted, vest and be earned as follows:

(i) Time-based restricted stock awards for 30,000 shares will be granted on the Effective Date, and such shares shall vest over five years, with one-fifth of such shares to vest on each anniversary of the date hereof (a copy of the form of such time-based restricted stock award is attached hereto as Exhibit A);

(ii) Performance-based restricted stock awards for 10,000 shares shall be granted on or before November 30 of each fiscal year during the term of this Agreement beginning with the current fiscal year and continuing for each of the following four fiscal years (50,000 shares in total), pursuant to which the shares will be earned and issued to the Executive if the Company meets, at the end of the fiscal year to which the grant pertains, certain financial goals mutually agreed between the Executive and Company (a copy of the form of performance-based restricted stock award is attached hereto as Exhibit B); and

(iii) Performance-based restricted stock awards for 4,000 shares shall be granted on or before November 30 of each fiscal year during the term of this Agreement beginning with the current fiscal year and continuing for each of the following four fiscal years (20,000 shares in total), pursuant to which the shares will be earned and issued to the Executive if the Company meets, at the end of the fiscal year to which the grant pertains, certain organizational goals mutually agreed between the Executive and Company (a copy of the form of performance-based restricted stock award is attached hereto as Exhibit C).

The additional compensation provided for in this Section 4(b) shall not be considered as having been granted for purposes of making future long-term incentive compensation awards to the Executive.

(c) Annual Incentive Compensation Plan. Each fiscal year of the Company (which currently ends on July 31), the Executive shall be eligible to participate in the Company’s Annual Incentive Compensation Plan established for the Company’s executives, when performance goals established by the Compensation and Development Committee of the Board of Directors (“Compensation Committee”) are met for such fiscal year, as determined by the Compensation Committee in its sole discretion. The Compensation Committee shall have the sole and absolute right to modify, amend, terminate or change the Annual Incentive Compensation Plan at any time during the term of this Agreement. For the fiscal year ending July 31, 2014, the payments under the Annual Incentive Compensation Plan shall be payable for full fiscal year. The awarding of any payments under the Annual Incentive Compensation Plan, including whether any performance goals have been met, and all other relevant practices and policies, are subject to the sole and absolute discretion of the Compensation Committee. Anything contained in this Agreement or the exhibits hereto or any Company policy to the contrary notwithstanding, (i) the Executive shall have a target annual incentive each year under the Annual Incentive Compensation Plan of no less than 90% of Executive’s Base Salary, and (ii) any award that is earned shall be payable (x) no later than the November 30th next following the last day of the reference fiscal year, and (y) whether or not Executive is a director or employed by or serving as the Chief Executive Officer or President of the Company on the payment date.

(d) Long-Term Incentive Plan. Each fiscal year the Executive shall be eligible to participate in the applicable Company “Long-Term Incentive Plan,” currently its 2009 Long-Term Incentive Plan. The Committee shall have the sole and absolute discretionary right to modify, amend, terminate or change the Company’s then-existing Long-Term Incentive Plans or programs, at any time. The Executive acknowledges and agrees that the exercise price, vesting, and all other terms and conditions of grants under the Long-Term Incentive Plan, except as provided in this Section 4 hereof, shall be established by the Compensation Committee in its sole and absolute discretion at the time of grant. Anything contained in this Agreement or the exhibits hereto or any Company policy to the contrary notwithstanding, (i) the Executive shall have a target annual incentive each year under the Long Term Incentive Plan of no less than 150% of Executive’s Base Salary, with the potential to earn up to a maximum of 250% of Executive’s Base Salary, and (ii) any award that is earned through the end of the vesting period shall be payable (x) no later than the November 30th next following the last day of the vesting period, and (y) whether or not Executive is a director or employed by or serving as the Chief Executive Officer or President of the Company on the payment date after the end of the vesting period.

5. Expenses. The Company shall reimburse the Executive for all out-of-pocket expenses reasonably incurred by the Executive in the performance of his duties to the Company upon receipt of appropriate vouchers and receipts therefor, in accordance with the Company’s current policies and practices, as such policies and practices may exist from time to time.

6. Relocation Expenses. Subject to the Company’s policies, the submission of acceptable receipts and other documentation, as reasonably requested by the Company, and the approval of the Chair of the Compensation Committee, the Company shall pay, or reimburse the Executive for, the following relocation expenses:

(a) It is understood that the Executive’s permanent residence will be in Fort Worth, Texas for one year after the Effective Date plus a reasonable period thereafter to enable the Executive to relocate to Houston, Texas. The Company will pay, or reimburse the Executive for, Executive’s reasonable travel expenses between Executive’s permanent residence (in Fort Worth, Texas) and the Company’s Houston office (on a weekly basis) prior to such relocation.

(b) For one (1) year plus a reasonable additional time not to exceed 60 days, the Company will pay, or reimburse the Executive for, the rent and other associated costs incurred by Executive for renting a furnished two-bedroom apartment (with cleaning services) located near the Company’s headquarters in Houston, Texas.

(c) Within a reasonable period after the first anniversary of the Effective Date (see Section 6 (a) and (b)), and unless the Parties agree otherwise or this Agreement is terminated for any reason, Executive will be expected to relocate permanently to Houston. The Company agrees, therefore, to pay, or reimburse the Executive for, expenses associated with such permanent relocation, in accordance with the Company’s Transfer and Relocation Assistance-Domestic Policy, assuming that Executive signs and agrees to a Relocation Repayment Agreement.

(d) In accordance with the Company’s Transfer and Relocation Assistance-Domestic Policy, the Company will make Executive whole for any employment and income taxes associated with these relocation expenses, as set forth in Section 6(c) above.

7. Benefits. The Executive shall be entitled to five weeks paid vacation each fiscal year during the Employment Term. The Executive shall be entitled to participate in all Company group health (including family major medical plans), life insurance, pension, profit-sharing, stock purchase or stock option plan, annuity or other benefit programs that may, from time to time, be available to employees of the Company or its executive group generally, subject to eligibility, vesting requirements and other terms and conditions from time to time in effect in respect of such benefit programs; provided, however, that nothing herein shall require the Company at any time to create or continue any such plan, program or arrangement, so long as Executive and his dependents are not excluded from eligibility in a discriminatory fashion.

8. Termination; Participation in Executive Severance Plan. The Executive’s employment under this Agreement is “at will,” in the sense that Company and the Executive may terminate Executive’s employment relationship with Company at any time, for any reason, “Cause” or “Good Reason” not being required. The “Termination Date” shall be the later of either the last day that Executive actually provides services to Company or the date that is designated by notice as the final employment date for Executive (regardless of whether Executive actually provides services during any notice period or is paid in lieu of any such notice, as Company, in its sole discretion, may decide). The Executive shall participate as a Level I executive in the Company’s Amended and Restated Executive Severance Plan dated effective September 24, 2013 as amended and restated on or before the Effective Date (as amended, the “Executive Severance Plan”). Executive acknowledges having received a copy of the Amended and Restated Executive Severance Plan,. Further requirements of termination for each Party are as follows:

(a) By the Company. Prior notice of termination by the Company is not required except for a termination without “Cause,” in which case five (5) days’ notice of termination (or compensation in lieu thereof) shall be provided to Executive. “Cause” is defined in the Executive Severance Plan, and that definition is incorporated herein by reference.

(b) Death or Disability. The Executive’s employment shall terminate upon the death of Executive or upon the Board’s reasonable determination that the Executive has a Disability. For purposes of this Agreement, “Disability” means any physical or mental condition that prevents him from performing the essential functions of the required executive-level services, with or without reasonable accommodation, for a period that is no shorter than that required under the Company’s long term disability insurance policy.

(c) Voluntary Resignation. Executive may terminate his employment hereunder at any time during the Employment Term subject only to the requirement that Executive shall provide the Company with a minimum of sixty (60) days prior written notice (a “Voluntary Resignation”).

(d) With “Good Reason”. Notwithstanding any provision of this Agreement to the contrary, Executive may terminate his employment hereunder for “Good Reason,” if such Good Reason and termination notice meet the definition and requirements of “Good Reason” as set forth in the Executive Severance Plan, which definition is incorporated herein by reference; provided, that if the Executive ceases to be (i) elected by the shareholders to serve continuously during the term of this Agreement as a director of the Company, or (ii) if while serving as a member of the Board of the Company, the Executive is not selected by the board as the Board’s executive chairman (unless the failure is due to the requirements of applicable law or the rules of the New York Stock Exchange or another exchange where the securities of the Company are listed), or (iii) appointed as the Company’s president and chief executive officer, such circumstance shall be deemed to be a “Good Reason” under the Executive Severance Plan and “Severance Benefits” under the Section 4.2(a)(iii) of the Executive Severance Plan for a “Qualifying Termination” based on such “Good Reason” shall be calculated by a “Level Multiple” equal to 1.0.

9. Compensation upon Termination.

(a) Payments Upon Termination. Upon the termination of Executive’s employment for any reason, Executive shall be paid his Base Salary through the date of termination and any accrued but unpaid vacation time earned by Executive as of the date of termination. In addition, for those events deemed a “Qualifying Termination” under the Executive Severance Plan, Executive shall be entitled to receive (i) the, benefits under the Executive Severance Plan, subject to meeting the applicable requirements under the Executive Severance Plan; and (ii) if not already provided for in the Executive Severance Plan, any unpaid amounts earned under the Annual Incentive Compensation Plan for the fiscal year prior to the fiscal year in which the Qualifying Termination occurred whether or not employed subsequent to the end of said fiscal year or on the payment date. Except as set forth above, upon the termination of Executive’s employment during the term of this Agreement, the Company shall have no further obligations to compensate or provide benefits to the Executive at termination or after termination, regardless of the reason for such termination.

(b) Release. Payment of the amounts payable on the termination of the employment of the Executive under this Section 9 and the Executive Severance Plan, other than Base Salary and accrued vacation time earned by Executive as of the date of termination but not yet paid by the Company, shall be conditioned upon the execution by the Executive of a mutual release (the “Mutual Release”), pursuant to which the Parties shall release each other, to the maximum extent permitted by law, from any and all claims each has against the other as of the date of termination that relate to or arise out of the employment or termination of employment of the Executive, except, (i) with respect to the Executive, such claims arising under this Agreement, the Executive Severance Plan, any other employee benefit plan, any other written plan or agreement, or for payment under any Executive Risk Insurance, and (ii) with respect to the Company, such matters as would permit a termination for “Cause”; provided that (x) said condition shall not apply unless the Company also executes and delivers the Mutual Release, and (y) the provisions of this subsection (f) are in substitution for the obligation to deliver any other release, including without limitation pursuant to the Executive Severance Plan.

10. Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall resign, effective on the Termination Date, or shall be deemed to have resigned (if Executive fails to submit a formal resignation), from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company Group.

11. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement, provided that such policy shall not require any deduction or clawback that is not specifically required by such law, government regulation or stock exchange listing requirement.

12. Sections 280G and 4999. The terms and provisions of Section 4.5 of the Executive Severance Plan are hereby incorporated herein by reference, and shall apply to the payments hereunder to the extent they do not already apply.

13. Cooperation. The Parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future after Executive’s employment termination. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company, at the Company’s expense, in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall provide reasonable compensation to the Executive.

14. Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, if a notice of termination has been delivered as contemplated by Section 8, the Executive shall (i) provide or return to the Company any and all Company Group property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives, hard drives, any electronic storage devices, negatives and data and all Company Group documents and materials belonging to the Company Group and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product (see below), that are in the possession or control of the Executive, whether they were provided to the Executive by the Company Group or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

15. Section 409A.

(a) This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay (or Severance Benefits) due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then, upon an involuntary separation for purposes of Section 409A, Executive may receive within the first six months (a) two times the Executive’s annualized compensation, based on the Executive’s annual rate of pay for the calendar year before the year in which the Executive separates from service, adjusted for any increase during the prior year that was expected to continue indefinitely, or (b) if less, two times the annual dollar limit on compensation taken into account under qualified retirement plans in effect for the year of separation. Any payments or benefits in excess of such amounts shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date, and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. All payments must be made no later than the end of the second calendar year following the year in which the Executive terminates service.

16. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer during the Restricted Period of the restrictive covenants section contained in this Agreement (Section 22). In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants section of this Agreement to third parties, including, but not limited to, the Executive’s subsequent, anticipated or possible future employer.

17. Work Product.

(a) The Executive acknowledges and agrees that any and all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall, as between the Executive and the Company, be the sole and exclusive property of the Company.

(b) For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

18. Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, any and all of the Work Product that consists of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respects than that the Company would have had in the absence of this Agreement.

19. Further Assurances; Power of Attorney. During and after his employment, Executive agrees to reasonably cooperate with the Company at the Company’s expense to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as reasonably shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s reasonable request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

20. No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by the Company.

21. Copyright, Patents, Trademarks.

(a) All right, title and interest, of every kind whatsoever, in the United States and throughout the world, in

(i) any work, including the copyright thereof (for the full terms and extensions thereof in every jurisdiction), created by the Executive at any time during the term hereof and relating in any way to the business or contemplated business, research or development of the Company and all material embodiments of the work subject to such rights; and

(ii) any and all inventions, ideas, discoveries, designs and improvements, patentable or not, made or conceived by the Executive at any time during the term of his employment under this Agreement and relating in any way to the business or contemplated business, research or development of the Company, shall be and remain the sole property of the Company without the payment to the Executive or any other person of any further consideration, and each such work shall, for United States copyright law (“Copyright Law”) purposes, be deemed created by the Executive pursuant to his duties under this Agreement and within the scope of his employment and shall be deemed a work made for hire; and the Executive agrees to assign, at the Company’s expense, and the Executive does hereby assign, all of his right, title and interest in and to all such works, copyrights, materials, inventions, ideas, discoveries, designs and improvements, patentable or not, and any copyrights, letters patent, trademarks, trade secrets, and similar rights, and the applications therefore, which may exist or be issued with respect thereto. For the purposes of this Section 21 “works” shall include all materials created during the term hereof, whether or not ever used by or submitted to the Company, including, without limitation, any work which may be the subject matter of copyright under the Copyright Law of the United States. In addition to its other rights, the Company may copyright any such work in its name in the United States in accordance with the requirements of the United States Copyright Law and the Universal Copyright Convention and any other Convention or treaty to which the United States is or may become a party.

(b) Whenever the Company shall so request, whether during or after the term of this Agreement, the Executive shall, at the Company’s expense, execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, materials, inventions, ideas, discoveries, designs and improvements, letters patent, trademarks, trade secrets and similar rights described in Section 21(a) above; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to apply for, obtain, register, enforce and maintain any such copyrights, letters patent and trademark registrations of the United States or any foreign jurisdiction or under the Universal Copyright Convention (or any other convention or treaty to which the United States is or may become a party), or otherwise to protect the Company’s interests therein, including any which the Company shall deem necessary in connection with any proceeding or litigation involving the same. The Company shall reimburse the Executive for all reasonable out-of-pocket costs incurred by the Executive in testifying at the Company’s request or in rendering any other assistance requested by the Company pursuant to this Section 21. All registration and filing fees and similar expense shall be paid by the Company.

22. Confidential Information; Non-competition.

(a) Company Group shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company Group; and/or shall entrust Executive with business opportunities of Company Group; and/or shall place Executive in a position to develop business good will on behalf of Company Group. Executive recognizes and acknowledges that Executive will have access to certain information of Company Group and that such information is confidential and constitutes valuable, special and unique property of Company Group. Executive shall not at any time, either during or subsequent to the term of employment with Company, disclose to others, use, copy or permit to be copied, except in pursuance of Executive’s duties for and on behalf of Company Group, successors, assigns or nominees, any Confidential Information of Company Group (regardless of whether developed by Executive) without the prior written consent of Company Group. The Executive may make disclosure of Confidential Information if, and solely to the extent that, the Executive is advised in writing by legal counsel prior to disclosure that such disclosure is required by law, court order or the rules of a securities exchange or national interdealer market system, and a copy of such advice is provided to the Company. The term “Confidential Information” means any secret or confidential information or know-how and shall include, but shall not be limited to, the secret or confidential plans, customers, costs, prices, uses, corporate opportunities, research, financial data, evaluations, prospects, and applications of products and services, results of investigations or studies owned or used by Company Group, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by Company Group, before or during the term of employment with Company, that are not generally available to the public or that are maintained as confidential by Company Group. Executive shall maintain in confidence any Confidential Information of third parties received as a result of Executive’s employment with Company in accordance with Company’s obligations to such third parties of which he is aware or should reasonably be aware and the policies established by Company. Executive acknowledges that all nonpublic books, records, documents, manuals, computer data, notes, files, customer lists, marketing studies and any other similar or dissimilar information or data, whether or not containing Confidential Information, that are used by the Executive during Executive’s Employment Term are the exclusive property of the Company Group and shall be delivered by Executive to Company on the Termination Date for whatever reason, or at any earlier time requested by Company, if a notice of termination has been delivered as contemplated by Section 8.

(b) As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect the Confidential Information of Company Group that has been and will in the future be disclosed or entrusted to Executive, the business goodwill of Company Group that has been and will in the future be developed by Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company Group, and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the non-competition obligations hereunder. During the Employment Term and for a period of one year after the Termination Date (the “Restricted Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly engage or be interested in any business which is then competitive to the business of the Company Group in the United States or Canada, or any other specific geographic areas in the world that Company conducts its business during the term of this Agreement. For the purpose of this Section 22, the Executive will be considered to have been directly or indirectly engaged or interested in a business if the Executive is engaged or interested in such business as a stockholder, director, officer, employee, agent, broker, partner, individual proprietor, lender, consultant, licensor, independent contractor or otherwise, except that nothing herein will prevent the Executive from owning or participating as a member of a group which is a tax-qualified savings or investment plan or which owns less than a five percent (5%) block of equity or debt securities of any company traded on a national securities exchange or national interdealer market system. For the purpose of this Section 22, the term “any business which is then competitive” to the business of the Company Group shall mean any business that manufactures, sells or distributes chemicals (i) that were manufactured, sold or distributed by the Company Group during the one year period immediately preceding the termination of the Executive’s term of employment, and (ii) that were sold or distributed by such business to persons or entities to whom the Company Group sold or distributed such chemicals during the one year period immediately preceding the termination of the Executive’s term of employment.

(c) In the event the Executive shall breach any provisions of this Section 22 (which provisions the Executive hereby acknowledges are reasonable and equitable), the Company shall be entitled to terminate any payments then owing to the Executive under this Agreement and/or to seek specific performance and injunctive relief for such breach or threatened breach. This termination of payments shall be in addition to and not in substitution for any and all other rights of the Company at law or in equity against the Executive arising out of any such breach. The Executive acknowledges that his breach or attempted or threatened breach of any provisions of this Section 22 would cause irreparable injury to the Company not compensable in money damages and that the Company shall be entitled, in addition to all other applicable remedies, to obtain a temporary and a permanent injunction and a decree for specific performance of Section 22 without being required to prove damages or furnish any bond or other security.

(d) Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company Group during the Restricted Period.

(e) Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company Group, Executive will have access to and learn about much or all of the Company Group’s Customer Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. Therefore, the Executive agrees and covenants, during the Restricted Period, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company Group’s current, former or prospective (if known by Executive from his work at Company) customers for purposes of offering or accepting chemicals of the same kind offered by the Company Group.

(f) Executive understands that the restrictions set forth in this Section 22 may limit Executive’s ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Section 22 to be reasonable and necessary to protect the Confidential Information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

23. Exculpation and Indemnification. As provided in the Company’s Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws, the Company hereby agrees to exculpate from personal liability and to hold harmless and indemnify Executive to the fullest extent permitted by law, as such may be amended from time to time. Executive will also be named as an insured in his capacities as President, CEO and a director of the Company on the directors’ and officers’ liability, fiduciary and any other executive risk insurance policies currently maintained or as may be maintained by the Company from time to time. Within 60 days after the Effective Date, the Company shall also provide indemnification to Executive pursuant to a separate Indemnification Agreement, on terms mutually agreeable to Executive and the Company.

24. Required Employment Forms. Executive will be required, as a condition of his employment with the Company, to sign all of the Company’s standard forms applicable to new employees. Executive agrees and acknowledges that, as an employee of the Company, he will be subject to the Company’s policies as in effect from time to time (including, but not limited to, policies related to ethics, insider trading, confidentiality and proprietary information), and Executive agrees to execute any agreements as reasonably requested by the Company to acknowledge his agreement to such policies.

25. Tax Matters. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes and other deductions required by law. Company is authorized to withhold a number of the shares of Common Stock to be issued under the first sentence of Section 4(b) before their issuance to Executive to satisfy such tax withholding requirements, and transferring the resulting net number of shares to Executive in satisfaction of its obligations under this Agreement.

26. Non-disparagement. The Company and the Executive each agree and covenant that at all times following the Effective Date, they shall not defame, disparage, or make or solicit, or encourage others to make or solicit, to any person or entity or in any public forum, any derogatory or negative statement or communication about the other, any of the other’s affiliates, or any of the other’s or its or his affiliates’ businesses, investors, customers, suppliers, products, services, activities, to the extent known to the Company or the Executive, respectively; provided, however, that this Section 26 does not, in any way, restrict or impede either the Company or the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, from enforcing its rights under this Agreement, or from complying with any applicable fiduciary duty, law or regulation, or a valid order of a court of competent jurisdiction or an authorized government agency or self-regulatory body, provided that such compliance does not exceed that required by the law, regulation or order. The Company or the Executive, as the case may be, shall promptly provide written notice of any such order to the other.

27. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company, so long as (i) the Executive has approved in writing any associated statement by the Executive with respect to the Company’s or a Competitor’s business affairs, condition, employees, products or services, and (ii) the Executive’s voice, likeness, image or appearance is not altered in a manner that significantly distorts or misrepresents the original content (“Permitted Uses”), without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.

28. Arbitration. The Parties will attempt to promptly resolve any dispute or controversy arising out of or relating to this Agreement or termination of the Executive by the Company. Any negotiations related to this Agreement and/or any dispute about this Agreement are confidential and will be treated as compromise and settlement negotiations for all purposes. If the Parties are unable to reach a settlement amicably, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrator’s judgment will be final and binding upon the Parties, subject solely to challenge on the grounds of fraud or gross misconduct. The Parties agree that the arbitrator shall follow the Federal Rules of Evidence during the arbitration and that the arbitrator shall not be empowered to award punitive or exemplary damages, and each Party hereby irrevocably waives any such damages. The arbitration will be held in Harris County, Texas. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction and the Parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in Harris County, Texas. Each Party will bear its own costs in connection with the arbitration, including attorneys’ fees, and the costs of the arbitrator (and/or any fees from the AAA) will be split by the Parties. Unless otherwise expressly set forth in this Agreement, the procedures specified in this Section 28 will be the sole and exclusive procedures for the resolution of disputes and controversies between the Parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a Party may seek a preliminary injunction or other provisional judicial relief if in such Party’s judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

29. Miscellaneous.

(a) Any notice required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally or three days after being sent by first-class registered or certified mail, return receipt requested, to the Party for which intended at its or his address set forth at the beginning of this Agreement (which, in the case of the Company, shall be sent “Attention: General Counsel”) or to such other address as either Party may hereafter specify by similar notice to the other.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas governing contracts made and to be performed in Texas.

(c) This Agreement supersedes all prior agreements between the Parties, written or oral, and cannot be amended or modified except by a writing signed by both Parties. It may be executed in one or more counterpart copies, each of which shall be deemed an original, but all of which shall constitute the same instrument.

(d) This Agreement, which is personal in nature, may not be assigned by either Party without the prior written consent of the other Party, but the Executive may, upon reasonable prior notice to the Company, assign his right to receive any payment previously due and owing provided, that, such assignment shall be subject to all claims and defenses of the Company against the Executive.

(e) This Agreement shall be binding upon , inure to the benefit of, and be enforceable by the Parties and their respective heirs, executors, administrators, personal representatives, successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company) and permitted assigns. The term “personal representative” as used in this Agreement with respect to an individual shall mean such individual’s guardian, committee, executor, administrator or other legal representative duly empowered to act on his behalf following his death or legal incapacity.

(f) Captions used in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement nor used in the construction of its meaning. Exhibits attached to this Agreement shall be deemed as fully a part of this Agreement as if set forth in full herein.

(g) The Company may setoff any amounts owed by the Company Group to the Executive (or to the personal representative of the Executive’s estate), including, but not limited to, amounts owed hereunder, against amounts owed by the Executive or his estate to any member of the Company Group under a promissory note or for any loans or advances made by any member of the Company Group to the Executive, including, but not limited to, loans or advances of compensation hereunder.

(h) This Agreement has a term co-extensive with the Employment Term provided in Section 2. Termination shall not affect any right or obligation of any Party which is accrued or vested prior to such termination or any rights that may exist as a result of any termination (e.g., the Severance Benefits, if applicable). Without limiting the scope of the preceding sentence, the confidentiality, noncompetition, nonsolicitation, nondisparagement and arbitration provisions of this Agreement specifically (Sections 22, 26 and 28) shall survive the termination of the employment relationship and/or of this Agreement.

(i) If any provision of this Agreement shall be deemed invalid or unenforceable as written it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof; no invalidity or unenforceability shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

(j) In the event of any conflict or inconsistency between the terms of this Agreement and any other agreement, plan or policy, this Agreement shall govern the interpretation and determination of the rights and obligations of the Executive and the Company with respect to the subject matter hereof.

30. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first above written.

COMPANY:

KMG CHEMICALS, INC.

By:	/s/ Fred C. Leonard
Fred Leonard, Chairman of the Compensation Committee, duly authorized

EXECUTIVE:

/s/ Christopher T. Fraser
Christopher T. Fraser

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